Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated September 23, 2014 (January 23, 2015 as to Note 3)  relating to the Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Alshon Jeffery and his affiliate Ben and Jeffery, Inc. dated September 18, 2014, for the years ended December 31, 2013 and 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statements) and to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, CA

January 23, 2015